UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2009 (June 19, 2009)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA		22102

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code

(703) 714-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

      As previously disclosed in the Current Report on Form 8-K of JER Investors Trust Inc. (the "Company") filed on June 4, 2009, on May 29, 2009 the Company entered into (i) an agreement with two holders of outstanding trust preferred securities of the Company ("TRUPs") with an aggregate liquidation amount of $56.25 million to exchange such TRUPs for $70.31 million aggregate principal amount of junior subordinated notes due 2037 issued by the Company pursuant to the Junior Subordinated Indenture, dated May 29, 2009, between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee, (ii) a letter agreement with one such holder, providing for the issuance of 238,347 unregistered shares of the Company's common stock (subject, under certain conditions, to the sale of up to 68,856 additional unregistered shares of common stock) and certain cash payments to that holder in connection with the exchange described above (the "Letter Agreement"), (iii) an agreement with the other such holder, providing for certain cash payments to that holder in connection with the exchange described above, (iv) an agreement with a third holder of TRUPs with an aggregate liquidation amount of $3.75 million to exchange such TRUPs for 541,906 unregistered shares of the Company's common stock and certain cash payments, and (v) a registration rights agreement with those holders receiving shares of the Company's common stock in the exchanges described above providing for certain piggyback registration rights with respect to such shares (the "Registration Rights Agreement").

      On June 19, 2009, pursuant to the Letter Agreement, the Company sold 68,856 shares of its common stock to the counterparty to the Letter Agreement for an aggregate purchase price of $40,625. The 68,856 shares of common stock were included as Registrable Securities under the Registration Rights Agreement. The shares of common stock were issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933. The Letter Agreement and the Registration Rights Agreement were filed as Exhibits 10.3 and 4.2 to the Company's Current Report on Form 8-K filed on June 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JER Investors Trust Inc.

(Registrant)

Date: June 24, 2009	By:	/s/ J. Michael McGillis

	Name:	J. Michael McGillis

	Title:	Chief Financial Officer